UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2009

URS Corporation
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-7567	94-1381538
(Commission File No.)	(IRS Employer Identification No.)

600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 774-2700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of URS Corporation adopted the following policies in connection with our compensation practices:

(i)
We will not enter into any future employment or similar compensatory agreements that obligate us to provide tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any severance payments provided to our executive officers are considered “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

(ii)	We will not provide future tax gross-up payments in connection with perquisites provided to our executive officers.

In addition, we are eliminating our obligations to make tax gross-up payments related to the disability and life insurance benefits currently payable to Martin M. Koffel, our Chief Executive Officer, and Thomas H. Zarges, President of our Washington Division, under the terms of their employment agreements. None of our other executive officers are entitled to receive tax gross-up payments relating to such perquisites under the terms of their employment agreements.

The Committee took these actions in light of its views regarding current best practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, URS Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URS CORPORATION

Date: April 29, 2009	By:	/s/ Reed N. Brimhall
Reed N. Brimhall
Vice President, Controller and Chief Accounting Officer
URS Corporation